Final Term Sheet

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-132724

SOUTHWESTERN PUBLIC SERVICE COMPANY

$200,000,000 SERIES E SENIOR NOTES, 5.60% DUE OCTOBER 1, 2016

FINAL TERMS AND CONDITIONS

Issuer:	Southwestern Public Service Company
Total Principal Amount:	$200,000,000
Pricing Date:	October 3, 2006
Settlement Date:	October 6, 2006
Maturity Date:	October 1, 2016
Interest Payment Dates:	Each April 1 and October 1, commencing on April 1, 2007
Reference Benchmark:	UST 4.875% due 8/15/2016
Benchmark Price:	102.03125
Benchmark Yield:	4.616%
Re-offer Spread:	T+ 100 bps
Re-offer Yield:	5.616%
Coupon:	5.60% semi-annual
Re-offer/Issue Price to Public:	99.880%
Make-Whole Call:	T +15 bps
CUSIP:	845743 BK 8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2775, ext. 2663, Citigroup Global Markets Inc., toll free at 1-877-858-5407 or KeyBanc Capital Markets, a division of McDonald Investments, Inc. toll free at 1-866-227-6479.

Final Term Sheet

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-132724

SOUTHWESTERN PUBLIC SERVICE COMPANY

$250,000,000 SERIES F SENIOR NOTES, 6% DUE OCTOBER 1, 2036

FINAL TERMS AND CONDITIONS

Issuer:	Southwestern Public Service Company
Total Principal Amount:	$250,000,000
Pricing Date:	October 3, 2006
Settlement Date:	October 6, 2006
Maturity Date:	October 1, 2036
Interest Payment Dates:	Each April 1 and October 1, commencing on April 1, 2007
Reference Benchmark:	UST 4.50% due 2/15/2036
Benchmark Price:	95.96875
Benchmark Yield:	4.756%
Re-offer Spread:	T+130 bps
Re-offer Yield:	6.056%
Coupon:	6.00% semi-annual
Re-offer/Issue Price to Public:	99.231%
Make-Whole Call:	T +20 bps
CUSIP:	845743 BL 6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2775, ext. 2663, Citigroup Global Markets Inc., toll free at 1-877-858-5407 or KeyBanc Capital Markets, a division of McDonald Investments, Inc. toll free at 1-866-227-6479.